UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2006
JOHN H. HARLAND COMPANY
(Exact name of registrant as specified in its charter)

Georgia	1-06352	58-0278260
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2939 Miller Road
Decatur, Georgia	30035
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (770) 981-9460

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Entry into a New Credit Agreement
     On July 3, 2006, John H. Harland Company (the “Company”) entered into a new Credit Agreement (the “Credit Agreement”) among the Company, as Borrower, the Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent. The Credit Agreement provides for a new senior credit facility in the aggregate principal amount of $450 million. The facility consists of:
•	a $362.5 million five year senior revolving credit facility with a $25 million swingline and a $20 million letter of credit sub-facility, and
•	an $87.5 five year senior term loan.
In addition, the Credit Agreement provides for future increases (subject to certain conditions and requirements) to the revolving credit facility in an aggregate principal amount of up to $75 million. The proceeds are to be used to refinance existing debt and to finance working capital needs, permitted acquisitions, capital expenditures and for other general corporate purposes.
     The interest rate for borrowings under the Credit Agreement is set from time to time at the Company’s option (subject to certain conditions set forth in the Credit Agreement) at:
•	the Base Rate, which is the higher of (a) the prime lending rate of the Administrative Agent and (b) the Federal Funds Rate plus 0.50%, or
•	LIBOR, as adjusted, plus an applicable margin based on a Leverage Ratio (as defined in the Credit Agreement), with the margins ranging from 0.35% to 1.0%;
provided that, loans under the swingline sub-facility bear interest at the Base Rate or such other interest rate agreed between the Company and the swingline lender.
     The Credit Agreement contains covenants which, among other things, restrict the Company’s ability, and that of its restricted subsidiaries, to:
•	incur additional indebtedness;
•	create liens on its assets;
•	consolidate, merge or otherwise liquidate or dissolve;
•	make certain investments or acquisitions;
•	pay dividends or make any other restricted payments;
•	sell or otherwise dispose of assets; and
•	enter into transactions with its affiliates.
     The Credit Agreement also contains financial covenants, including (a) a Leverage Ratio (Consolidated Total Debt to Consolidated EBITDA) at the end of each fiscal quarter of no greater than 3.00 to 1.00 and (b) a Fixed Charge Coverage Ratio (Consolidated EBITDAR to Consolidated Fixed Charges) at the end of each fiscal quarter of not less than 2.50 to 1.00.

     The Company’s failure to comply with any of these covenants is an event of default under the Credit Agreement. Other events of default include:
•	the Company’s failure to pay principal on the loans when due and payable, or its failure to pay interest on the loans or to pay certain fees and expenses and the lapse of specified grace periods;
•	the Company’s failure to satisfy certain reporting requirements or other covenants or obligations and, in the case of certain covenants and obligations, the lapse of specified grace and cure periods;
•	a breach or default by the Company or its subsidiaries on the payment of, or other event of default under, indebtedness in an aggregate amount greater than $10 million;
•	certain bankruptcy or insolvency events;
•	certain ERISA events or judgments in an aggregate amount greater than $10 million; and
•	the occurrence of a change of control (as defined in the Credit Agreement).
     The Credit Agreement is guaranteed by each of the Company’s wholly-owned, domestic subsidiaries (other than permitted securitization subsidiaries).
     The Company generally may voluntarily pre-pay the amounts outstanding under the Credit Agreement, in whole or in part, without premium or penalty (other than LIBOR breakage amounts).
     On July 3, 2006, the Company drew down approximately $183 million under the revolving facility.
     The Company used the proceeds from the revolving facility and the term loan to repay outstanding borrowings and fees of approximately $271 million under its former Amended and Restated Credit Agreement, dated February 4, 2004, among the Company, the lenders named therein and SunTrust Bank (the “Former Credit Agreement”). The Former Credit Agreement was terminated effective July 3, 2006.
     The foregoing description of the Credit Agreement is a general description only and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     The information set forth in Item 1.01 related to the Former Credit Agreement is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 related to the Credit Agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
     (c) Exhibits.
     The following exhibit is filed herewith:

10.1	Credit Agreement dated July 3, 2006, among John H. Harland Company as Borrower, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JOHN H. HARLAND COMPANY
(Registrant)

Date: July 10, 2006

	By:	/s/ John C. Walters

John C. Walters Senior Vice President

Exhibit Index
10.1	Credit Agreement dated July 3, 2006, among John H. Harland Company as Borrower, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent